EXHIBIT 1

1,741 @ $56.50; 200 @ $56.53; 100 @ $56.54; 5,499 @ $56.55; 53 @ $56.56; 100 @
$56.57; 595 @
$56.58 600 @ $56.59; 1,351 @ $56.60; 300 @ $56.61; 200 @ $56.62; 2,200 @ $56.63;
600 @ $56.64;
653 @ $56.65; 450 @ $56.66; 300 @ $56.67; 100 @ $56.68; 200 @ $56.69; 200 @
$56.70; 600 @
$56.72; 200 @ $56.73; 300 @ $56.74; 105 @ $56.75; 300 @ $56.76; 753 @ $56.77